Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made and entered into this 1st day of November, 2007 (the “Closing Date”), by and between Quicksilver Resources Inc., a Delaware corporation (“Quicksilver”), and BreitBurn Operating L.P., a Delaware limited partnership (“BreitBurn”).

RECITALS

1.                                       Quicksilver and BreitBurn are parties to that certain Contribution Agreement dated as of September 11, 2007 (as amended, the “Contribution Agreement”). Capitalized terms not otherwise defined herein shall have the same meanings ascribed thereto in the Contribution Agreement.

2.                                       In order to facilitate the orderly transfer of the Interests from Quicksilver to BreitBurn, the parties recognize that it is necessary and desirable for Quicksilver to provide to BreitBurn and the Acquired Companies certain transition services in connection with the Oil and Gas Properties for a limited period of time after the Closing Date, pursuant to the terms of this Agreement.

3.                                       For purposes of this Agreement, the Marketing Services, Land Administration Services and Accounting Services (each as defined below) shall be collectively referred to as the “Services.”

NOW, THEREFORE, in consideration of the premises, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Quicksilver and BreitBurn agree as follows:

TERMS AND CONDITIONS

1.                                      Term. This Agreement shall commence on the Closing Date and terminate on the earlier of (i) March 31, 2008 (provided, if the Closing occurs after November 1, 2007, the number of days from, and including, November 1, 2007 to, and excluding, the Closing Date shall be added to March 31, 2008 to establish the new date covered by this clause (i)) or (ii) the date on which BreitBurn has assumed responsibility for all of the Services pursuant to Section 3. This Agreement may be extended or terminated upon mutual written agreement of the Parties. The date on which this Agreement terminates shall be hereinafter referred to as the “Termination Date.”  With respect to each Service, the “Transition Period” shall be the period of time between the Closing Date and the earlier of (i) the Termination Date or (ii) the date on which BreitBurn assumes responsibility for such Service pursuant to Section 3. Termination of this Agreement in whole or in part shall not (x) release any obligations, liabilities, rights and remedies arising out any breach of, or failure to comply with, this Agreement occurring prior to such termination or

(y) release, impair or affect the covenants and agreements contained in Sections 8, 12, 15, 16 and 17, each of which shall survive such termination and continue in full force and effect.

2.                                      Fees. In consideration for the Land Administration Services and the Accounting Services to be provided by Quicksilver pursuant to this Agreement, on the date hereof and on the first day of each calendar month thereafter during the term of this Agreement, BreitBurn shall pay Quicksilver a monthly fee in the amount of $30,000 for the Land Administration Services and $220,000 for the Accounting Services. If Quicksilver’s obligation to provide Land Administration Services or Accounting Services ceases prior to the Termination Date, then BreitBurn’s obligation to pay the aforesaid fee for such category of Services shall terminate on the same date as such obligation of Quicksilver ceases. If this Agreement commences on a day other than the first day of a calendar month or this Agreement or Quicksilver’s provision of Land Administration Services or Accounting Services terminates on a day other than the last day of a calendar month, then the monthly fee to be paid to Quicksilver for each such month (or the monthly fee for such terminated category of Services for such month) shall be prorated. In addition, in consideration for the Marketing Services to be provided by Quicksilver pursuant to this Agreement, BreitBurn shall pay Quicksilver a monthly fee determined by multiplying the total number of mcfe sold during the previous month pursuant to the Marketing Services multiplied by $0.02. By way of clarification, the Marketing Services shall not cover any Hydrocarbons sold pursuant to the Subject Contracts referenced in Section 6.23(d) of the Contribution Agreement.

3.                                      Services. The Services to be provided by Quicksilver to BreitBurn, the Acquired Companies and their respective Affiliates pursuant to this Agreement are as follows:

(a)                                  Land Administration Services. From the Closing Date through the Termination Date (or until such earlier date as BreitBurn notifies Quicksilver in writing that BreitBurn assumes responsibility for such land administration activities for the Oil and Gas Properties), Quicksilver shall provide the following lease, division order, and land administration services with respect to the Oil and Gas Properties (collectively, the “Land Administration Services”), except to the extent that a third party operator is responsible for such matters:

(i)                                     administering and maintaining in force all Oil and Gas Properties;

(ii)                                  Maintaining and updating all lease, ownership, contract, and property records and databases relating to the Oil and Gas Properties;

(iii)                               Maintaining and updating all royalty payment and division order reports and databases;

(iv)                              Identifying, paying, and appropriately invoicing all rentals, surface damage payments, right of way payments, shut in payments, and other payments required by the Oil and Gas Properties;

(v)                                 Maintaining all land, contract, division of interest, lease files, and other files relating to the subject land administration functions; and

(vi)                              Such other administrative services as Quicksilver may reasonably deem necessary or advisable to administer or maintain the Oil and Gas Properties including with respect to suspense accounts.

(b)                                 Accounting Services. From Closing Date through the Termination Date (or until such earlier date as BreitBurn notifies Quicksilver in writing that BreitBurn assumes responsibility for such accounting activities for the Oil and Gas Properties), Quicksilver shall provide the following financial, revenue, and expense accounting services relating to the Oil and Gas Properties (collectively, the “Accounting Services”):

(i)                                     Every month, Quicksilver and BreitBurn shall identify all cash, checks or other proceeds received and expenses paid which relate to periods on or after the Effective Time. On or before thirty (30) days after the end of every calendar month, Quicksilver shall prepare a settlement statement indicating all such receipts and disbursements during the previous calendar month. The form and content of such statement shall be in substantially the same form as the attached Exhibit A (the “Monthly Settlement Statement”). On or before thirty (30) days after the end of each calendar month, Quicksilver shall remit to BreitBurn, the net amount calculated as set forth on the Monthly Settlement Statement. All remittances shall be made by wire transfer of immediately available funds to the account of BreitBurn to such bank or account as may be specified by BreitBurn in writing;

(ii)                                  Except to the extent that a third party operator is responsible for such matters, Quicksilver shall perform all revenue accounting functions relating to the Oil and Gas Properties including the disbursement of revenue proceeds to all working interest, third party, royalty and overriding royalty owners as well as all rental, severance or production taxes, ad valorem or property taxes, and right of way payments and any and all leasehold, minimum or advance payments due in the normal course of business;

(iii)                               Quicksilver shall comply with all state and federal regulatory reporting and filing requirements, including any reports required by the regulatory agencies;

(iv)                              Except to the extent that a third party operator is responsible for such matters, Quicksilver shall perform all expenditure accounting functions relating to the Oil and Gas Properties including the payment of all invoices and subsequent billing of same to all working interest owners;

(v)                                 Within twelve (12) Business Days following the end of a calendar month, Quicksilver shall provide BreitBurn with estimates of production volumes, revenue, direct operating expenses, production taxes and capital expenditures attributable to the Oil and Gas Properties for the proceeding calendar month and any other such information relating to the Oil and Gas

Properties that the BreitBurn would need to prepare accrual basis financial statements in accordance with generally accepted accounting principles;

(vi)                              Except to the extent that a third party operator is responsible for such matters Quicksilver shall prepare monthly gas and oil balancing and payout statements;

(vii)                           Quicksilver shall provide information on property revenues, expenses, taxes and capital expenditures to BreitBurn from Quicksilver’s lease operating statements with each monthly settlement. If available, this information will be provided to BreitBurn electronically;

(viii)                        Payroll administration services with respect to former Quicksilver employees hired by BreitBurn which will be substantially similar to the payroll administration services provided with respect to such employees prior to the Closing Date; and

(ix)                                Quicksilver shall continue to apply substantially the same Sarbanes-Oxley related processes that Quicksilver has historically utilized and Quicksilver shall use reasonable efforts to cooperate with BreitBurn’s internal audit department in facilitating the integration of such Sarbanes-Oxley related processes into BreitBurn’s control processes.

For the avoidance of doubt, the Accounting Services shall not include the preparation of any income Tax Returns on behalf of BreitBurn or any of the Transferred Companies.

(c)                                  Marketing Services. From Closing Date through the Termination Date (or until such earlier date as BreitBurn notifies Quicksilver in writing that BreitBurn assumes responsibility for marketing activities for the Oil and Gas Properties), Quicksilver shall provide marketing, transportation, gas control, gas scheduling, and contract administration services as reasonably requested by BreitBurn necessary to transport and sell the oil, gas, and other production from the Oil and Gas Properties (the “Marketing Services”). Notwithstanding anything herein provided to the contrary, Quicksilver’s obligation to provide the Marketing Services shall be conditioned upon BreitBurn timely providing Quicksilver with written notice and direction as to the quantity of oil, gas and other production from the Oil and Gas Properties that should be nominated by Quicksilver on behalf of BreitBurn as well as all other information required by Quicksilver to perform the Marketing Services hereunder, including, without limitation, written designation of the parties to whom such production should be sold.

(d)                                 Scope of Services. The Marketing Services, Land Administration Services and Accounting Services described above shall be substantially the same as such marketing, land administration and accounting services with respect to the Oil and Gas Properties that Quicksilver provided for its own behalf (or on behalf of the Acquired Companies or their Affiliates) for the management of the Oil and Gas Properties prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, Quicksilver is not obligated to provide any Services that Quicksilver did not perform with respect to the Oil and Gas Properties for its own account (or the account of the Acquired Companies) immediately prior to the Closing or perform any such Services in a manner substantially different from the manner in which Quicksilver performed such Services for its own account (or the account of the Acquired Companies) immediately prior to the Closing. At Quicksilver’s election all or any part of the Services may be performed or provided by any Affiliate or Affiliates of Quicksilver or any service provider who has historically provided the applicable Service to Quicksilver. To the extent any Services are performed or provided by an Affiliate of Quicksilver or any such service provider, such Services shall nevertheless be considered as having been performed or provided by Quicksilver hereunder.

4.                                      Payments and Reimbursements.

(a)                                  Notwithstanding anything in this Agreement to the contrary, Quicksilver shall not be obligated to make or advance any payments on behalf of BreitBurn, the Acquired Companies or any of their Affiliates pursuant to any of the Services except to the extent that at least five (5) Business Days before such payment is due (i) BreitBurn has advanced adequate immediately available funds to Quicksilver for such purpose or (ii) Quicksilver has received and is then holding adequate immediately available funds of BreitBurn, the Acquired Companies or their Affiliates pursuant to the Services rendered by Quicksilver pursuant to this Agreement.

(b)                                 Quicksilver, at its option, may advance any funds needed to make any payments on behalf of BreitBurn, the Acquired Companies or any of their Affiliates pursuant to any of the Services, and BreitBurn shall reimburse Quicksilver for all such advances. In lieu of advancing such funds, Quicksilver may, at its election, require BreitBurn to advance to Quicksilver the estimated amount of the payments required to be made on behalf of BreitBurn, the Acquired Companies or any of their Affiliates pursuant to any of the Services for any month; and adjustment between the estimated payment amounts and the actual payment amounts shall be made on the next month’s billing. Such advances shall be reflected in an invoice from Quicksilver to BreitBurn and shall be due and payable on or before the later of (i) three (3) Business Days before the first day of the calendar month in which it is anticipated such estimated payments will be incurred or (ii) five (5) Business Days after such invoice is received by BreitBurn.

(c)                                  In addition to the fees provided for in Section 2, BreitBurn shall reimburse Quicksilver for all out-of-pocket costs reasonably incurred by Quicksilver in providing the Services (including all costs Quicksilver incurs in connection with using the Property Tax Management System licensed from Tax Compliance Inc. to perform the Services hereunder and any fees due the service provider who provides payroll administration services), excluding salaries, overtime and other employee costs and overhead and administrative costs.

(d)                                 Quicksilver shall send BreitBurn a monthly invoice setting forth the amounts of (i) fees due under Section 2 for that month (provided, however, in the case of the fee payable to Quicksilver for Marketing Services, such fee shall be calculated based upon the assumption that the volume of mcfe sold during the month in question is equal to the volume of mcfe nominated for such month), (ii) any advances made by Quicksilver on behalf of BreitBurn, the Acquired Companies or any of their Affiliates pursuant to Section 4(b) for which BreitBurn has not made an advance payment pursuant to Section 4(b), and (iii) any reimbursable out-of-pocket costs under Section 4(c); provided, however, that Quicksilver’s failure to include any fees, advances or reimbursable costs for any month in any monthly invoice shall not waive or release BreitBurn’s obligation therefor under this Agreement. Notwithstanding the foregoing, if it is determined that the actual volume of mcfe sold in a given month during the term of this Agreement is different than the volume that was used to calculate the fee paid by BreitBurn to Quicksilver for Marketing Services for such month, the marketing fee shall be recalculated for such month and any amount owed by Quicksilver to BreitBurn or BreitBurn to Quicksilver, as the case may be, shall be reflected in the next monthly invoice sent by Quicksilver to BreitBurn pursuant to this Section 4(d). BreitBurn shall pay Quicksilver the total amount shown to be due on any such invoice within fifteen (15) days of receipt of such invoice. The amount properly included in any invoice not paid within fifteen (15) days after BreitBurn’s receipt of the invoice shall accrue interest as provided in Section 4(e).

(e)                                  All amounts due and payable by either Party under this Agreement shall accrue simple interest at the Interest Rate from the first date on which such amounts are payable hereunder until the date payment is received.

(f)                                    All amounts owing by either Party to the other Party under this Agreement shall be paid by wire transfer of immediately available funds in U.S. dollars sent to the bank and account designated by the receiving Party.

5.                                      Cooperation.

(a)                                  General Cooperation. Contemporaneously with or immediately following the Closing Date, Quicksilver and BreitBurn shall each designate, by written notice to the other, a contact person or persons to act on its (and its Affiliates’) behalf for the purpose of coordinating the provision of each of the Services, including in such notice the address, telephone number, fax number and e-mail address of such contact person. Quicksilver or BreitBurn may change its contact person for any Service by written notice to the other Party. Quicksilver may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any request or instruction (oral or written) with respect to any of the Services received from any contact person designated by BreitBurn with respect to such Services pursuant to this Section. BreitBurn acknowledges and agrees that Quicksilver’s ability to perform the Services in accordance with the terms of this Agreement is contingent upon the assistance of the Business Employees. As such, BreitBurn agrees to make available to Quicksilver any Designated Employee that accepts a job with BreitBurn or an Affiliate of BreitBurn or any other employee of BreitBurn or an Affiliate of BreitBurn whose employment relates to the Oil and Gas Properties that Quicksilver reasonably requires to perform the Services hereunder.

(b)                                 Accounting Services Cooperation. BreitBurn shall send such notices to operators, vendors and other payees as are reasonably necessary to cause such payees to continue to send bills and statements during the applicable Transition Period to Quicksilver. Should any of these bills or statements nevertheless be sent to BreitBurn, BreitBurn shall promptly forward such bills and statements to Quicksilver in sufficient time to allow Quicksilver to make timely payment. Upon request from BreitBurn, Quicksilver will assist BreitBurn by sending a notice to an operator, vendor, or a payee in instances where that Person has requested a notice from the Quicksilver. BreitBurn shall cooperate with Quicksilver by disclosing to Quicksilver

BreitBurn’s receipt of monies and payment of invoices during the Transition Period with respect to the Accounting Services.

6.                                      No Additional Services. Nothing herein shall require Quicksilver to provide records, financial information, or other information, which is not kept or reported by Quicksilver in the ordinary course of business. Further, nothing herein shall require Quicksilver to install equipment or expand any systems or services at any location beyond the level provided by Quicksilver as of the date hereof.

7.                                      Scope of Authority. Except to the extent Quicksilver, after receiving consent from BreitBurn in writing or via electronic mail, elects to enter into any contracts on behalf of BreitBurn, the Acquired Companies of their Affiliates in connection with providing the Marketing Services, Quicksilver understands and agrees that Quicksilver has not been granted authority to enter into any contracts on behalf of BreitBurn, the Acquired Companies or their Affiliates.

8.                                      Disclaimer, Indemnification and Liability Limitations.

(a)                                  Disclaimer. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, QUICKSILVER DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PERFORMANCE OF THE SERVICES, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

(b)                                 Exculpation and Indemnification. BreitBurn hereby agrees to DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS Quicksilver and each of the other Quicksilver Indemnified Parties from and against any and all Damages arising out of, resulting from or relating to any act or omission performed or omitted in connection with the Services or under or on account of this Agreement (a) in a manner reasonably believed by Quicksilver to be within the scope of the authority granted to Quicksilver in this Agreement and (b) in a manner not constituting willful misconduct or gross negligence, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY QUICKSILVER OR ANY OTHER QUICKSILVER INDEMNIFIED PARTIES.

(c)                                  Liability Limitations. IN NO EVENT SHALL ANY PARTY AND/OR ITS AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES CLAIMED BY A PARTY HERETO OR ANY BREITBURN INDEMNIFIED PARTIES OR QUICKSILVER INDEMNIFIED PARTIES ARISING FROM OR RELATING TO (A) ANY ACTIONS FOR INDEMNIFICATION UNDER SECTION 8(b) OR (B) ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT (INCLUDING ANY FAILURE OR ALLEGED FAILURE TO COMPLY WITH THIS AGREEMENT); PROVIDED, HOWEVER, THAT THE FOREGOING

SHALL NOT BAR RECOVERY BY A QUICKSILVER INDEMNIFIED PARTY FOR INDEMNIFIED DAMAGES UNDER SECTION 8(b) TO THE EXTENT SUCH DAMAGES ARE OWED BY THE QUICKSILVER INDEMNIFIED PARTY TO AN UNAFFILIATED THIRD PARTY (WHICH SHALL NOT INCLUDE ANY QUICKSILVER INDEMNIFIED PARTIES AND ANY OF THEIR RESPECTIVE AFFILIATES).

9.                                      Notices.    Subject to Quicksilver’s right to rely on communications from BreitBurn’s contact persons pursuant to Section 5, all written notices and communications required or permitted under this Agreement shall be delivered as provided in Section 11.1 of the Contribution Agreement.

10.                               Amendments. This Agreement may not be amended except by an instrument in writing signed by Quicksilver and BreitBurn. Any rights hereunder shall not be waived except by an instrument in writing signed by Quicksilver and BreitBurn.

11.                               Assignment. Neither Party may assign all or any portion of its rights, or delegate all or any portion of its duties hereunder, unless it continues to remain liable for the performance of its obligations hereunder and obtains the prior written consent of the other Party. Nothing contained in this Agreement, express or implied, shall confer on any Person other than the Parties or their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

12.                               Governing Law. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas (excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction), other than matters dealing with the ownership of real property or interests therein, which shall be governed by the laws of the state where such property is located. It is acknowledged and agreed that this Agreement is contemplated by the Contribution Agreement. Accordingly, the provisions of Section 11.7 (Consent to Jurisdiction) and Section 11.14 (Waiver of Jury Trial) of the Contribution Agreement apply to this Agreement and hereby expressly incorporated herein and made a part hereof.

13.                               Entire Agreement. This Agreement and the Contribution Agreement constitute the entire understanding among Quicksilver, BreitBurn, the Acquired Companies and their respective Affiliates with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

14.                               Independent Contractor. In its performance of Services, Quicksilver shall be considered an independent contractor, and in no event shall either Party be deemed a partner, co-venturer or agent of the other Party.

15.                               Audit Right. BreitBurn has a right for a period of ninety (90) days after the Transition Period for the Marketing Services, Land Administration Services or Accounting Services, as applicable, (the “Audit Period”) to conduct, at its sole cost and expense, during normal business hours upon at least thirty (30) days prior notice, an audit of Quicksilver’s records to the extent relating to such particular Services and shall be entitled to an adjustment if any error is discovered. If BreitBurn does not exercise its audit right within the Audit Period, BreitBurn shall be deemed to have waived its audit right. All statements and reports rendered to BreitBurn by Quicksilver pursuant to this Agreement shall conclusively be presumed to be true and correct after the Audit Period, except for audit issues raised by written notice from BreitBurn to Quicksilver during the Audit Period. Furthermore, any audit issues not raised by written notice from BreitBurn to Quicksilver during the Audit Period shall be deemed to have been waived by BreitBurn, the Acquired Companies and their Affiliates. Quicksilver shall retain all its records relating to the Services performed hereunder for no less than six (6) months after the end of the Audit Period, and if audit issues are timely raised shall retain them until all such issues are resolved by agreement of BreitBurn and Quicksilver, or as otherwise provided by Law.

16.                               Contribution Agreement. This Agreement is made in accordance with and is subject to the terms and conditions of the Contribution Agreement. If there is a conflict between the provisions of the Contribution Agreement and this Agreement, the provisions of the Contribution Agreement control.

17.                               Relief of Obligations. Quicksilver shall be relieved of its obligations under this Agreement to the extent it is rendered unable wholly or in part by causes or conditions not reasonably within Quicksilver’s control to carry out is obligations under this Agreement.

18.                               Acquired Companies and Affiliates Bound. The Acquired Companies join in this Agreement to evidence and acknowledge the agreement and acceptance by the Acquired Companies and their Affiliates of all terms and provisions of this Agreement, including, without limitation, the release, exculpation, indemnification, hold harmless, and other provisions of Section 8. The Acquired Companies for themselves and on behalf of their Affiliates hereby approve and consent to, and shall be bound by, any amendment, modification, waiver or release, in whole or in part, of this Agreement by BreitBurn whether or not the Acquired Companies or any of their Affiliates approve such amendment, modification, waiver or release or have any notice thereof. All notices given in connection herewith by Quicksilver to BreitBurn shall be deemed to have been given also to the Acquired Companies and their Affiliates whether or not the Acquired Companies or any of their Affiliates receive such notice.

EXECUTED as of the Closing Date

QUICKSILVER RESOURCES INC.,
a Delaware corporation

By:
Glenn M. Darden
President and Chief Executive Officer

BREITBURN OPERATING L.P.,
a Delaware limited partnership

By:	BreitBurn Operating GP, LLC,
a Delaware limited liability company,
its General Partner

By:
Name:
Title:

AGREED AND ACCEPTED:

TERRA ENERGY COMPANY LLC	GTG PIPELINE LLC

By:	By:
Glenn M. Darden	Glenn M. Darden
President and Chief Executive Officer	President and Chief Executive Officer

MERCURY MICHIGAN COMPANY, LLC	BEAVER CREEK PIPELINE, L.L.C.

By:	By:
Glenn M. Darden	Glenn M. Darden
President and Chief Executive Officer	President and Chief Executive Officer

Exhibit A

Transition Services Agreement

(Accounting Services)

Monthly Settlement Statement

Cash Flow Due to BreitBurn from Quicksilver

Post-Effective Time Revenues (Net BreitBurn share)			$	XXX

COPAS Overhead Recoveries		XXX

Other Receipts Attributable to Post-Effective Time
Operations		XXX

Total Receipts		XXX

Less:

Post-Effective Time Expenditures (Net BreitBurn share)		XXX

Lease Operating Expenses	$ XXX

Capital Expenditures	XXX

Rental, Rights-of-way, Leasehold, Minimum or

Advanced Payments	XXX

Services Fee	XXX

Other Expenditures Attributable to Post-Effective Time Operations		XXX

Total Expenditures		XXX

Monthly Settlement		$ XXX

[Include accruals, as applicable]